Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024 Media: Steve Owen - Managing Director, Communications - (615) 263-3107

CORECIVIC WITHDRAWS FULL YEAR 2020 FINANCIAL GUIDANCE

NASHVILLE, Tenn. – April 1, 2020 – CoreCivic, Inc. (NYSE: CXW) (the “Company”) announced today the withdrawal of its previously announced full year 2020 financial guidance, initially provided in the Company’s fourth quarter and full year 2019 earnings release on February 12, 2020, due to uncertainties related to the potential impact of the ongoing coronavirus (COVID-19) pandemic. The Company is confirming its first quarter 2020 financial guidance, also initially provided on February 12, 2020.

“Throughout the COVID-19 pandemic, our number one priority has been the health and safety of our employees, those entrusted in our care, and the communities where we operate,” said Damon T. Hininger, CoreCivic’s President and Chief Executive Officer. “We have been closely coordinating with our government partners, and remain in contact with local and national health authorities. No one yet knows the full scale of health and economic impacts, so we have taken prudent action to strengthen our liquidity position to maintain our financial flexibility. We have also offered idle bed capacity at no cost to communities where we operate for their use to help them combat COVID-19.

Hininger continued, “I am confident in the Company’s long-term outlook given our cash flow generation, growing value proposition, investment grade rated government partners, substantial liquidity and strong balance sheet. Finally, let me express my sincere thanks and admiration to our CoreCivic employees for their work during this pandemic. The passion they show for our mission continues to be inspiring to me.”

As of March 31, 2020, the Company has approximately:

•	$325 million of available cash on hand,

•	$150 million of availability on the Company’s $800 million revolving credit facility,

•	$25 million in non-recourse mortgage debt maturing and term loan amortization in 2020, and

•	no unsecured debt maturities until October 2022.

Additionally, the Company currently has no material capital commitments for new development or expansion as of March 31, 2020.

About CoreCivic

The Company is a diversified government solutions company with the scale and experience needed to solve tough government challenges in flexible, cost-effective ways. We provide a broad range of solutions to government partners that serve the public good through corrections and detention management, a growing network of residential reentry centers to

5501 Virginia Way, Brentwood, Tennessee 37027, Phone: 615-263-3000

help address America’s recidivism crisis, and government real estate solutions. We are a publicly traded real estate investment trust (REIT) and the nation’s largest owner of partnership correctional, detention and residential reentry facilities. We also believe we are the largest private owner of real estate used by U.S. government agencies. The Company has been a flexible and dependable partner for government for more than 35 years. Our employees are driven by a deep sense of service, high standards of professionalism and a responsibility to help government better the public good. Learn more at http://www.corecivic.com/.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) the duration imposed by the federal government to deny entry at the southern border to asylum-seekers and anyone crossing the southern border without proper documentation or authority in an effort to contain the spread of COVID-19; (ii) government responses to staff or residents testing positive for COVID-19 within public and private correctional, detention and reentry facilities; (iii) the location and duration of shelter in place orders that disrupt the criminal justice system, along with government policies on prosecutions and newly ordered legal restrictions that affect the number people placed in correctional, detention, and reentry facilities; (iv) general economic and market conditions, including, but not limited to, the impact governmental budgets can have on our contract renewals and renegotiations, per diem rates, and occupancy; (v) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, contract renegotiations or terminations, increases in costs of operations, fluctuations in interest rates and risks of operations; (vi) our ability to obtain and maintain correctional, detention, and residential reentry facility management contracts because of reasons including, but not limited to, sufficient governmental appropriations, contract compliance, negative publicity, and effects of inmate disturbances; (vii) changes in the privatization of the corrections and detention industry, the acceptance of our services, the timing of the opening of new facilities and the commencement of new management contracts (including the extent and pace at which new contracts are utilized), as well as our ability to utilize available beds; (viii) changes in government policy, legislation and regulations that affect utilization of the private sector for corrections, detention, and residential reentry services, in general, or our business, in particular, including but not limited to, the continued utilization of the South Texas Family Residential Center (STFRC) by U.S. Immigration & Customs Enforcement under terms of the current contract, and the impact of any changes to immigration reform and sentencing laws (Our company does not, under longstanding policy, lobby for or against policies or legislation that would determine the basis for, or duration of, an individual’s incarceration or detention.); (ix) our ability to meet and maintain qualification for taxation as a REIT; and (x) the availability of debt and equity financing on terms that are favorable to us, or at all. Other factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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